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As filed with the Securities and Exchange Commission on May 29, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NRG YIELD, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	46-177204 (I.R.S. Employer Identification Number)

211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David R. Hill
Executive Vice President and General Counsel
211 Carnegie Center
Princeton, New Jersey 08540
(609)524-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Gerald T. Nowak, P.C.
Paul D. Zier
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
(312) 862-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by market conditions.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Class A Common Stock, $0.01 par value per share	18,898,893 shares	$23.56	$445,257,919.08	$51,738.97

(1)
Represents the maximum number of shares of Class A common stock issuable upon conversion or otherwise on account of the 3.50% Convertible Notes at an estimated maximum rate of 52.7794 shares of Class A common stock for each $1,000 principal amount of 3.50% Convertible Notes. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the registrant is also registering such indeterminate number of shares of Class A common stock as may be issued from time to time upon conversion of the 3.50% Convertible Notes as a result of the anti-dilution provisions thereof. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, as amended. Pursuant to Rule 457(c), the proposed maximum offering price per share of common stock of the registrant is based upon the average of the high and low prices of the registrant's common stock on May 22, 2015 on the New York Stock Exchange.

(3)
Calculated pursuant to Rule 457(a) under the Securities Act

(4)
NRG Yield, Inc. previously paid a filing fee of $56,927.14 in connection with the registration of 9,449,447 shares of common stock under Registration Statement on Form S-3 Registration No. 333-201594 which was filed on January 16, 2015 (the "Prior Registration Statement"). The offering of common stock under the Prior Registration Statement will be terminated simultaneously with the filing of this Registration Statement, with all of the 9,449,447 shares of common stock remaining unsold. The registrant is applying the $56,927.14 of the registration fee previously paid in connection with the Prior Registration Statement and associated with such unsold securities toward the payment of the registration fee in respect of the common stock registered hereunder pursuant to Rule 457(p) promulgated under the Securities Act.

18,898,893 Shares
Class A Common Stock

NRG Yield, Inc.

        This prospectus relates to the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 18,898,893 shares of our Class A common stock, par value $0.01 per share, which we refer to as our "Class A common stock." All of the offered shares are issuable, or may in the future become issuable, with respect to our 3.50% Convertible Senior Notes due 2019 (the "3.50% Convertible Notes") issued in connection with a private placement we completed on February 11, 2014 and March 3, 2014. The shares of Class A common stock being offered for resale by the selling stockholders pursuant to this prospectus include shares of Class A common stock issued or issuable to the selling stockholders upon conversion or otherwise on account of the 3.50% Convertible Notes.

        Our common stock is listed on the New York Stock Exchange under the symbol "NYLD.A." On May 28, 2015, the closing sale price of our Class A common stock was $26.34 per share.

        The selling stockholders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling stockholders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholders of the securities offered by this prospectus.

        Investment in shares of Class A common stock offered by this prospectus involves risk. See "Risk Factors" beginning on page 7 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in any applicable prospectus supplement.

        We encourage you to carefully review and consider this prospectus, any applicable prospectus supplement, any related free writing prospectus, as well as any documents incorporated by reference, before investing in our securities. We also encourage you to read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders may sell, from time to time, shares of Class A common stock issuable upon conversion or otherwise on account of the 3.50% Convertible Notes. Specific information about the offering may be included in a prospectus supplement, which may update or change information included in this prospectus, including the identity of the selling stockholders.

        You should read both this prospectus and any prospectus supplement, together with additional information described below under the caption "Incorporation by Reference." You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the headings "Where You Can Find More Information" and "Incorporation by Reference."

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        The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement or free writing prospectus, unless the context otherwise requires.

NOTICE TO INVESTORS

        Several of our subsidiaries are "public utilities" (as defined in the Federal Power Act ("FPA")) subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission ("FERC") because they own or operate FERC-jurisdictional facilities, including certain generation interconnection facilities and various "paper" facilities, such as wholesale power sales contracts and market-based rate tariffs. The FPA requires us either to obtain prior authorization from FERC prior to the transfer of an amount of our Class A common stock sufficient to convey direct or indirect "control" over any of our public utility subsidiaries or to qualify for a blanket authorization granted under FERC's regulations for certain types of transfers generally deemed by FERC not to convey direct or indirect "control." We intend to conduct this offering in a manner consistent with FERC's guidance on "control" and the requirements for blanket authorizations granted under FERC's regulations. Additionally, our second amended and restated certificate of incorporation prohibits any person and any of its associate or affiliate companies in the aggregate, "public utility" (as defined in the FPA), or "holding company" (as defined in the Public Utility Holding Company Act of 2005 ("PUHCA")) from acquiring, through this offering or in subsequent purchases other than secondary market transactions (as discussed under "Business—Regulatory Matters—FERC" and the "Regulatory Matters" section of our Annual Report on Form 10-K for the year ended December 31, 2014 (our "2014 Annual Report")), an amount of our Class A common stock sufficient to convey direct or indirect "control" over any of our public utility subsidiaries without the prior written consent of our board of directors. For the purposes of this offering, "control" is defined to be a direct and/or indirect voting interest of 10% or more in any of the public utility subsidiaries of our direct subsidiary, Yield LLC. Because Yield LLC indirectly owns as much as 100% of the voting interests in certain of these public utility subsidiaries, "control" of such public utility subsidiaries would be deemed to be present if the sum of (i) the percentage ownership of an individual investor and any of its associate or affiliate companies in the aggregate of NRG's voting securities multiplied by the percentage of our outstanding voting securities held, directly or indirectly, by NRG, plus (ii) such investor's percentage ownership of our Class A common stock multiplied by the percentage of our outstanding voting securities not held, directly or indirectly, by NRG, exceeded 10%. "Control" could also be present, and pursuant to our second amended and restated certificate of incorporation, prior written consent of our board of directors would be required, if the aggregate direct and/or indirect voting interest in us held by an individual investor and any of its associate or affiliate companies together with a separate investment in another public utility subsidiary of ours not wholly-owned by Yield LLC exceeded the 10% threshold. This prospectus does not constitute an offer to sell any share of our Class A common stock to any person in violation of these or any other provisions of our second amended and restated certificate of incorporation.

INDUSTRY AND MARKET DATA

        This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third-party forecasts, management's estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Forward-Looking Statements" and "Risk Factors" in this prospectus.

 TRADEMARKS AND TRADE NAMES

        We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of NRG and third parties, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

CERTAIN TERMS USED IN THIS PROSPECTUS

        Unless the context otherwise requires or as otherwise indicated, references in this prospectus to "we," "our," "the Company" and "Yield Inc." refer to NRG Yield, Inc., together with its consolidated subsidiaries, including NRG Yield LLC ("Yield LLC") and NRG Yield Operating LLC ("Yield Operating LLC").

        Unless the context otherwise indicates, references within this prospectus to:

  •
  "Adjusted EBITDA" refers to net income less interest income and equity in earnings of unconsolidated affiliates before net interest expense, income taxes and depreciation, amortization and accretion, as adjusted for contract amortization, pro-rata adjusted earnings before interest expense, depreciation, amortization and income taxes, mark-to-market gains or losses, asset write offs and impairments and factors that we do not consider indicative of future operating performance (we collectively group together equity earnings in unconsolidated affiliates and the pro-rata adjusted earnings before interest expense, depreciation, amortization and income taxes from our unconsolidated affiliates and refer to these amounts as adjustments to reflect our pro-rata share of Adjusted EBITDA in unconsolidated affiliates);

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  "cash available for distribution" for any particular period refers to Adjusted EBITDA as generated during the period plus cash distributions received from unconsolidated affiliates, less pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income tax paid, maintenance capital expenditures, change in other assets and principal payments on indebtedness;

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  "COD" refers to the commercial operation date of the applicable facility;

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  "DGCL" refers to Delaware General Corporation Law;

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  "membership interest" refers to the ownership interest in the applicable entity, including such economic interest and right, if any, to participate in the management of the business and affairs of the entity, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the members of the entity and the right to receive information concerning the business and affairs of the entity, in each case to the extent expressly provided in the relevant operating agreement;

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  "MW" refers to Megawatts;

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  "MWh" refers to Megawatt hours;

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  "MWt" refers to Megawatt Thermal Equivalents;

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  "Net capacity" or "net MW" refers to the maximum, or rated, power generating capacity, in MW, of a facility or group of facilities multiplied by our percentage ownership interest in such facility as of the date of this prospectus;

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  "O&M" refers to operations and maintenance services provided at our various facilities;

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  "renewable" refers to wind or solar; and

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  "sole managing member" means Yield Inc., the sole managing member of Yield LLC having the sole power to manage the business of Yield LLC and all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of Yield LLC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and may be forward-looking. All statements, other than statements of historical facts, that are included in or incorporated by reference into this prospectus, that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, operation of power generation assets, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "goal," "objective" and "outlook"), are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We believe these factors include but are not limited to those described under "Risk Factors" in this prospectus. See also the section captioned "Risk Factors" of our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, which are incorporated herein by reference. These factors, risks and uncertainties include, but are not limited to, the following:

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  our ability to maintain and grow our quarterly dividend;

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  our ability to successfully identify, evaluate and consummate acquisitions;

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  our ability to raise additional capital due to our indebtedness, corporate structure, market conditions or otherwise;

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  hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

  •
  our ability to operate our businesses efficiently, manage maintenance capital expenditures and costs effectively, and generate earnings and cash flows from our asset-based businesses in relation to our debt and other obligations;

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  counterparties to our offtake agreements willingness and ability to fulfill their obligations under such agreements;

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  our ability to enter into contracts to sell power and procure fuel on acceptable terms and prices as current offtake agreements expire;

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  government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws;

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  operating and financial restrictions placed on us and our subsidiaries that are contained in the project-level debt facilities and other agreements of certain subsidiaries and project-level subsidiaries generally and in the Yield Operating LLC revolving credit facility and senior notes or the convertible notes; and

  •
  our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward.

        Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements included in this prospectus should not be construed as exhaustive. Although we may elect to update these forward-looking statements at some point in the future, we and our management specifically disclaim any obligation to do so, even if new information becomes available in the future or as a result of future events, changes in assumptions or otherwise. We qualify all of our forward-looking statements by these cautionary statements.

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 PROSPECTUS SUMMARY

        This summary contains a general overview of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements and related notes, as filed with the SEC and incorporated by reference in this prospectus. You should carefully consider the information contained in or incorporated by reference in this prospectus, including the information set forth under the heading "Risk Factors" in this prospectus and in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, which are incorporated herein by reference.

About NRG Yield, Inc.

        We are a company formed to serve as the primary vehicle through which NRG Energy, Inc. ("NRG") (NYSE:NRG) owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. We intend to take advantage of favorable trends in the power generation industry including the growing construction of contracted generation that can replace aging or uneconomic facilities in competitive markets and the demand by utilities for renewable generation to meet their state's renewable portfolio standards ("RPS"). To that end, we believe that our cash flow profile, coupled with our scale, diversity and low cost business model, offers us a lower cost of capital than that of a traditional independent power producer and provide us with a significant competitive advantage to execute our growth strategy.

Organizational Structure

        The following table summarizes certain relevant aspects of our organizational structure:

Agreements with NRG

        In connection with the initial public offering of Yield Inc., Yield LLC and Yield Operating LLC entered into a Management Services Agreement and Right of First Offer Agreement, as amended from time to time (the "ROFO Agreement"), with NRG. Those agreements were entered into subsequent to negotiations between affiliated parties and, consequently, may not be as favorable to us as they might have been if we had negotiated them with an unaffiliated third party. For a more comprehensive discussion of the agreements that we have entered into with NRG and certain of its affiliates, see "Certain Relationships and Related Party Transactions," "Governance of the Company" and "Executive Compensation" in our Proxy Statement for our 2015 annual meeting of stockholders filed with the SEC on March 26, 2015 (the "2015 Proxy Statement"), incorporated herein by reference.

Summary of Risk Factors

        We are subject to a variety of risks related to our competitive position and business strategies. Some of the more significant challenges and risks include if we are unable to replace existing or terminated offtake agreements, if we are unable to address costs or delays in the construction and operation of new plants and if we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future or if the terms of such incentives are revised in a manner that is less favorable to us. See the "Risk Factors" section of this prospectus and the risk factors incorporated by reference into this prospectus.

Corporate Information

        Our principal executive offices are located at NRG Yield, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500. Our website is located at http://www.nrgyield.com. We make our periodic reports and other information filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, available free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. The SEC maintains an internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

 Summary of the Offering

        The "Description of Capital Stock" section of this prospectus contains a more detailed description of our common stock.

Shares of Class A common stock offered by the selling stockholders	18,898,893 shares of our Class A common stock.
Shares of Class A common stock outstanding after this offering	53,485,143 shares of our Class A common stock, assuming the conversion of all of our outstanding 3.50% Convertible Notes.
Shares of Class B common stock outstanding after this offering	42,738,750 shares of our Class B common stock, which NRG will continue to beneficially own upon completion of this offering.
Shares of Class C common stock outstanding after this offering	34,586,250 shares of our Class C common stock.
Shares of Class D common stock outstanding after this offering	42,738,750 shares of our Class D common stock, which NRG will continue to beneficially own upon completion of this offering.
Class A units, Class B units, Class C units and Class D units of Yield LLC outstanding after this offering	53,485,143 Class A units of Yield LLC, 42,738,750 Class B units of Yield LLC, 34,586,250 Class C units of Yield LLC and 42,738,750 Class D units of Yield LLC.
Use of proceeds	We will not receive any of the proceeds from the sale of the Class A common stock by the selling stockholders.
Voting rights

Each share of our Class A and Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each share of our Class C and Class D common stock entitles its holder to 1/100th of one vote on all matters to be voted on by stockholders generally. Holders of our shares of Class A, Class B, Class C and Class D common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. See "Description of Capital Stock."

Exchange and registration rights

Each Class B unit of Yield LLC is exchangeable for a share of our Class A common stock and each Class D unit of Yield LLC is exchangeable for a share of our Class C common stock, subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the Amended and Restated Exchange Agreement, dated as of May 14, 2015, by and among Yield Inc., Yield LLC and NRG.

When NRG exchanges a Class B unit of Yield LLC for a share of our Class A common stock, we will automatically redeem and cancel a corresponding share of our Class B common stock and the Class B unit will automatically convert into a Class A unit of Yield LLC issued to us.

When NRG exchanges a Class D unit of Yield LLC for a share of our Class C common stock, we will automatically redeem and cancel a corresponding share of our Class D common stock and the Class D unit will automatically convert into a Class C unit of Yield LLC issued to us.

Pursuant to a registration rights agreement that we have entered into with NRG, we agreed to file a registration statement for the sale of the shares of our Class A common stock or Class C common stock that are issuable upon exchange of Class B units or Class D units, respectively, of Yield LLC upon request and cause that registration statement to be declared effective by the SEC as soon as practicable thereafter.

Cash dividends

Our ability to pay the regular quarterly dividend is subject to various restrictions and other factors. See "Risk Factors—We may not be able to continue paying comparable or growing cash dividends to our holders of our Class A common stock in the future." We expect to pay a quarterly dividend on or about the 75th day following the expiration of each fiscal quarter to holders of our Class A common stock of record on or about the 60th day following the last day of such fiscal quarter. However, we do not have a legal obligation to declare or pay dividends at a specific quarterly dividend level or at all.

On May 8, 2015, we declared a quarterly dividend of $0.20 per share ($0.80 per share annualized) on our outstanding Class A and Class C common stock payable on June 15, 2015 to holders of record as of June 1, 2015.

Material federal income tax consequences to non-U.S. holders.

For a discussion of the material federal income tax consequences that may be relevant to prospective investors who are non-U.S. holders, please read "Material U.S. Federal Income Tax Consequences to Non-U.S. Holders."

FERC-related purchase restrictions

No purchaser of Class A common stock in this offering will be permitted to purchase an amount of our Class A common stock that would cause such purchaser and its associate or affiliate companies in the aggregate to hold a large enough voting interest to convey direct or indirect "control" over any of Yield LLC's public utility subsidiaries. See "Notice to Investors."

Exchange listing	Our Class A common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "NYLD.A" and our Class C common stock is traded on the NYSE under the symbol "NYLD."

        The number of shares of our common stock to be outstanding after this offering is based on 34,586,250 shares of our Class A common stock, 42,738,750 shares of our Class B common stock, 34,586,250 shares of our Class C common stock and 42,738,750 shares of our Class D common stock outstanding as of May 29, 2015, assumes the conversion of all of our outstanding 3.50% Convertible Notes and excludes (i) shares of our Class A common stock reserved for issuance upon the subsequent exchange of Class B units of Yield LLC that will be outstanding immediately after this offering, (ii) shares of our Class C common stock reserved for issuance upon the subsequent exchange of Class D units of Yield LLC that will be outstanding immediately after this offering, and (iii) an aggregate of 2,000,000 shares of our Class A common stock and Class C common stock reserved for issuance under our equity-based compensation plans.

        An investment in the shares of Class A common stock issuable upon conversion or otherwise on account of the 3.50% Convertible Notes involves risks. You should carefully consider the information set forth in the section of this prospectus entitled "Risk Factors," as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in our Class A common stock.

RISK FACTORS

        An investment in shares of our Class A common stock issuable upon account of the 3.50% Convertible Notes involves risks. Before deciding whether to purchase shares of our Class A common stock, you should carefully consider and evaluate the risks discussed below and the risk factors incorporated by reference into this prospectus, as well as the other information contained in or incorporated by reference into this prospectus, including the information set forth under the heading "Cautionary Note Regarding Forward-Looking Statements" in this prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

        Any of the risks discussed below or in our SEC filings incorporated by reference, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, the trading price of our Class A common stock could decline substantially.

Risks Inherent in an Investment in Us

We may not be able to continue paying comparable or growing cash dividends to our holders of our Class A common stock in the future.

        The amount of our cash available for distribution principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

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  the level and timing of capital expenditures we make;

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  the completion of our ongoing construction activities on time and on budget;

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  the level of our operating and general and administrative expenses, including reimbursements to NRG for services provided to us in accordance with the Management Services Agreement;

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  seasonal variations in revenues generated by the business;

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  our debt service requirements and other liabilities;

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  fluctuations in our working capital needs;

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  our ability to borrow funds and access capital markets;

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  restrictions contained in our debt agreements (including our project-level financing and, if applicable, our Amended and Restated Credit Agreement); and

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  other business risks affecting our cash levels.

        As a result of all these factors, we cannot guarantee that we will have sufficient cash generated from operations to pay a specific level of cash dividends to holders of our Class A common stock. Furthermore, holders of our Class A common stock should be aware that the amount of cash available for distribution depends primarily on our cash flow, and is not solely a function of profitability, which is affected by non-cash items. We may incur other expenses or liabilities during a period that could significantly reduce or eliminate our cash available for distribution and, in turn, impair our ability to pay dividends to holders of our Class A common stock during the period. Because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing project-level financing. Our project-level financing agreements generally prohibit distributions from the project entities prior to COD and thereafter prohibit distributions to us unless certain specific conditions are met, including the satisfaction of financial ratios. Our Amended and Restated Credit Agreement also restricts our ability to declare and pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default.

        Yield LLC's cash available for distribution will likely fluctuate from quarter to quarter, in some cases significantly, due to seasonality. As result, we may cause Yield LLC to reduce the amount of cash it distributes to its members in a particular quarter to establish reserves to fund distributions to its members in future periods for which the cash distributions we would otherwise receive from Yield LLC would otherwise be insufficient to fund our quarterly dividend. If we fail to cause Yield LLC to establish sufficient reserves, we may not be able to maintain our quarterly dividend with a respect to a quarter adversely affected by seasonality.

        Finally, dividends to holders of our Class A common stock are paid at the discretion of our board of directors. Our board of directors may decrease the level of or entirely discontinue payment of dividends.

We are a holding company and our only material asset is our interest in Yield LLC, and we are accordingly dependent upon distributions from NRG Yield LLC and its subsidiaries to pay dividends and taxes and other expenses.

        Yield Inc. is a holding company and has no material assets other than its ownership of membership interests in Yield LLC, a holding company that has no material assets other than its interest in Yield Operating LLC, whose sole material assets are the project companies. None of Yield Inc., nor Yield LLC, nor Yield Operating LLC has any independent means of generating revenue. We intend to cause Yield Operating LLC's subsidiaries to make distributions to Yield Operating LLC and, in turn, make distributions to Yield LLC, and, in turn, to make distributions to Yield Inc. in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that we need funds for a quarterly cash dividend to holders of our Class A common stock or otherwise, and Yield Operating LLC or Yield LLC is restricted from making such distributions under applicable law or regulation or is otherwise unable to provide such funds (including as a result of Yield Operating LLC's operating subsidiaries being unable to make distributions), it could materially adversely affect our liquidity and financial condition and limit our ability to pay dividends to holders of our Class A common stock.

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

        We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operation. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Market interest rates may have an effect on the value of our Class A common stock.

        One of the factors that influences the price of shares of our Class A common stock is the effective dividend yield of such shares (i.e., the yield as a percentage of the then market price of our shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our Class A common stock to expect a higher dividend yield and, our inability to increase our dividend as a result of an increase in borrowing costs, insufficient cash available for distribution or otherwise, could result in selling pressure on, and a decrease in the market price of our Class A common stock as investors seek alternative investments with higher yield.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete strategic acquisitions or effect combinations.

        If we are deemed to be an investment company under the Investment Company Act of 1940 (the "Investment Company Act"), our business would be subject to applicable restrictions under the Investment Company Act, which could make it impracticable for us to continue our business as contemplated.

        We believe our company is not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated.

Market volatility may affect the price of our Class A common stock and the value of your investment.

        The market price of our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including general market and economic conditions, disruptions, downgrades, credit events and perceived problems in the credit markets; actual or anticipated variations in our quarterly operating results or dividends; changes in our investments or asset composition; write-downs or perceived credit or liquidity issues affecting our assets; market perception of NRG, our business and our assets; our level of indebtedness and/or adverse market reaction to any indebtedness we incur in the future; our ability to raise capital on favorable terms or at all; loss of any major funding source; the termination of the Management Services Agreement or additions or departures of NRG's key personnel; changes in market valuations of similar power generation companies; and speculation in the press or investment community regarding us or NRG.

        Securities markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. Any broad market fluctuations may adversely affect the trading price of our Class A common stock.

We are a "controlled company," controlled by NRG, whose interest in our business may be different the holders of our Class A common stock.

        After consummation of this offering, NRG will control approximately 55.3% of our combined voting power and be able to elect all of our board of directors. As a result, we will be considered a "controlled company" for the purposes of the NYSE listing requirements. As a "controlled company," we are permitted to, and we may opt out of the NYSE listing requirements that would require (i) a majority of the members of our board of directors to be independent, (ii) that we establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, or (iii) that the compensation of our executive officers and nominees for directors are determined or recommended to our board of directors by the independent members of our board of directors. The NYSE listing requirements are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. As further described above in "—Risks Related to Our Relationship with NRG," it is possible that the interests of NRG may in some circumstances conflict with our interests and the interests of holders of our Class A common stock.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to holders of our Class A common stock, and could make it more difficult for you to change management.

        Provisions of our second amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that holders of our Class A common stock may consider favorable, including transactions in which such stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove members of our management. These provisions include:

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  a prohibition on stockholder action through written consent;

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  a requirement that special meetings of stockholders be called upon a resolution approved by a majority of our directors then in office;

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  advance notice requirements for stockholder proposals and nominations; and

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  the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

        Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. As a result of these provisions in our charter documents, the price investors may be willing to pay in the future for shares of our Class A common stock may be limited. See "Description of Capital Stock—Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws."

        Additionally, our second amended and restated certificate of incorporation, prohibits any person and any of its associate or affiliate companies in the aggregate, "public utility" (as defined in the FPA) or "holding company" (as defined in the PUHCA) from acquiring, through this offering or in subsequent purchases other than secondary market transactions, an amount of our Class A common stock sufficient to result in a transfer of control without the prior written consent of our board of directors. See "Notice to Investors." While we do not anticipate that this offering will result in a transfer of control over any public utility owned by us, any such change of control, in addition to prior approval from our board of directors, would require prior authorization from FERC. Similar restrictions may apply to certain purchasers of our securities which are "holding companies" under PUHCA regardless of whether our securities are purchased in this offering, subsequent offerings by us or NRG, in open market transactions or otherwise. A purchaser of our securities which is a holding company will need to determine whether a given purchase of our securities may require prior FERC approval.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our Class A common stock.

        We are in a capital intensive business, and may not have sufficient funds to finance the growth of our business, future acquisitions or to support our projected capital expenditures. As a result, we may require additional funds from further equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt to complete future acquisitions, expansions and capital expenditures and pay the general and administrative costs of our business. In the future, we may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of our Class A common stock offered hereby. Under our second amended and restated certificate of incorporation, we are authorized to issue 500,000,000 shares of Class A common stock, 500,000,000 shares of Class B common stock, 1,000,000,000 shares of Class C common stock,

1,000,000,000 shares of Class D common stock and 10,000,000 shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our Class A common stock. We may also issue additional shares of our Class A common stock or other securities that are convertible into or exercisable for our Class A common stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the offering price for our Class A common stock in this offering.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the stock price and trading volume of our Class A common stock could decline.

        The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Class A common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the stock price or trading volume of our Class A common stock to decline.

Future sales of our common stock by NRG may cause the price of our Class A common stock to fall.

        The market price of our Class A common stock could decline as a result of sales by NRG of such shares (issuable to NRG upon the exchange of some or all of its Yield LLC Class B units) in the market, or the perception that these sales could occur. The market price of our Class A common stock may also decline as a result of NRG disposing or transferring some or all of our outstanding Class B common stock, which disposals or transfers would reduce NRG's ownership interest in, and voting control over, us. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

        NRG and certain of its affiliates have certain demand and piggyback registration rights with respect to shares of our Class A common stock issuable upon the exchange of Yield LLC's Class B units. The presence of additional shares of our Class A common stock trading in the public market, as a result of the exercise of such registration rights may have a material adverse effect on the market price of our securities.

Risks Related to Taxation

        In addition to reading the following risk factors, if you are a non-U.S. investor, please read "Material U.S. Federal Income Tax Consequences to Non-U.S. Holders" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of shares of our Class A common stock.

Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income.

        We expect to generate NOLs and NOL carryforwards that we can utilize to offset future taxable income. Based on our current portfolio of assets, which include renewable assets that benefit from an accelerated tax depreciation schedule, and subject to potential tax audits, which may result in income, sales, use or other tax obligations, we do not expect to pay significant federal income tax for a period of approximately ten years. While we expect these losses will be available to us as a future benefit, in the event that they are not generated as expected, successfully challenged by the IRS (in a tax audit or otherwise) or subject to future limitations as discussed below, our ability to realize these benefits may be limited. A reduction in our expected NOLs, a limitation on our ability to use such losses or future tax audits, may result in a material increase in our estimated future income tax liability and may negatively impact our liquidity and financial condition.

Our ability to use NOLs to offset future income may be limited.

        Our ability to use NOLs generated in the future could be substantially limited if we were to experience an "ownership change" as defined under Section 382 of the Code. In general, an "ownership change" would occur if our "5-percent shareholders," as defined under Section 382 of the Code, collectively increased their ownership in us by more than 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs. Future sales of our Class A common stock by NRG, as well as future issuances by us, could contribute to a potential ownership change.

A valuation allowance may be required for our deferred tax assets.

        Our expected NOLs are reflected as a deferred tax asset as they are generated until utilized to offset income. Valuation allowances may need to be maintained for deferred tax assets that we estimate are more likely than not to be unrealizable, based on available evidence at the time the estimate is made. Valuation allowances related to deferred tax assets can be affected by changes to tax laws, statutory tax rates and future taxable income levels and based on input from our auditors, tax advisors or regulatory authorities. In the event that we were to determine that we would not be able to realize all or a portion of our net deferred tax assets in the future, we would reduce such amounts through a charge to income tax expense in the period in which that determination was made, which could have a material adverse impact on our financial condition and results of operations and our ability to maintain profitability.

Distributions to holders of our Class A common stock may be taxable as dividends.

        It is difficult to predict whether we will generate earnings or profits as computed for federal income tax purposes in any given tax year. If we make distributions from current or accumulated earnings and profits as computed for federal income tax purposes, such distributions will generally be taxable to holders of our Class A common stock in the current period as ordinary dividend income for federal income tax purposes. Under current law, such dividends would be eligible for the lower tax rates applicable to qualified dividend income of non-corporate taxpayers. While we expect that a portion of our distributions to holders of our Class A common stock may exceed our current and accumulated earnings and profits as computed for federal income tax purposes and therefore constitute a non-taxable return of capital distribution to the extent of a stockholder's basis in our Class A common stock, no assurance can be given that this will occur.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A common stock issuable upon conversion or otherwise on account of the notes, make whole premiums or in respect of interest.

 DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

        Our authorized capital stock consists of:

            (i)  500,000,000 shares of Class A common stock, par value $0.01 per share, of which 34,586,250 shares are issued and outstanding;

           (ii)  500,000,000 shares of Class B common stock, par value $0.01 per share (the "Class B common stock"), of which 42,738,750 shares are issued and outstanding;

          (iii)  1,000,000,000 shares of Class C common stock, par value $0.01 per share (the "Class C common stock") of which 34,586,250 shares are issued and outstanding;

          (iv)  1,000,000,000 shares of Class D common stock, par value $0.01 per share (the "Class D common stock"), of which 42,738,750 shares are issued and outstanding; and

           (v)  10,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding.

        In addition (i) an aggregate of 2,000,000 shares of our Class A common stock and Class C common stock are reserved for issuance to our non-employee directors, (ii) an aggregate of 42,738,750 shares of our Class A common stock are reserved for issuance upon the exchange of Class B units, (iii) an aggregate of 42,738,750 shares of our Class C common stock are reserved for issuance upon the exchange of Class D units, and (iv) 18,898,893 shares of our Class A common stock are reserved for issuance upon conversion of our outstanding 3.50% Convertible Notes. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

Voting Rights

        Each share of Class A common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of our common stock are listed. Holders of our Class A common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our second amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend Rights

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Dividends upon our Class A common stock may be declared by our board of directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. The holders of Class A common stock and Class C common stock will share ratably in all dividends as may be declared by our Board of

Directors in respect of our outstanding common stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore, because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness. See "Description of Certain Other Indebtedness." See "Risk Factors—We may not be able to continue paying comparable or growing cash dividends to our holders of our Class A common stock in the future."

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock, subject only to the right of the holders of shares of our Class B common stock and Class D common stock to receive payment for the par value of their shares in connection with our liquidation.

Other Rights

        Holders of our Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "NYLD.A."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Computershare Shareowner Services, LLC.

Class B Common Stock

Voting Rights

        Each share of Class B common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class B common stock are entitled to vote. Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of our common stock are listed. Holders of our Class B common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our second amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend and Liquidation Rights

        Holders of our Class B common stock do not have any right to receive dividends, other than dividends payable solely in shares of Class B common stock in the event of payment of a dividend in shares of common stock payable to holders of our Class A common stock and Class C common stock, or to receive a distribution upon our liquidation or winding up except for their right to receive payment for the par value of their shares of Class B common stock in connection with our liquidation.

Mandatory Redemption

        Shares of Class B common stock are subject to redemption at a price per share equal to par value upon the conversion of Class B units of Yield LLC to Class A units. Shares of Class B common stock so redeemed are automatically cancelled and are not available to be reissued.

Class C Common Stock

Voting Rights

        Each share of Class C common stock entitles the holder to 1/100th of one vote with respect to each matter presented to our stockholders on which the holders of Class C common stock are entitled to vote. Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of our common stock are listed. Holders of shares of our Class C common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our second amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend Rights

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Class C common stock will be entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Dividends upon shares of our Class C common stock may be declared by our board of directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. The holders of shares of Class C common stock and Class A common stock will share ratably in all dividends as may be declared by our Board of Directors in respect of our outstanding common stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore, because we are a holding company, our ability to pay dividends on shares of our Class C common stock will be limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of shares of our Class C common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock, subject only to the right of the holders of shares of our Class B common stock and Class D common stock to receive payment for the par value of their shares in connection with our liquidation.

Other Rights

        Holders of shares of our Class C common stock will have no preemptive, conversion or other rights to subscribe for additional shares. All shares will be, when issued, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of shares of our Class C common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Equal Status

        Except as expressly provided in our second amended and restated certificate of incorporation, including with respect to voting rights, shares of Class C common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock as to all matters, including in the event of a liquidation or in connection with a change of control. In the event of any merger, consolidation, or other business combination requiring the approval of our stockholders entitled to vote thereon (whether or not we are the surviving entity), the holders of shares of Class C common stock shall receive the same amount and form of consideration on a per share basis as the consideration, if any, received by holders of shares of Class A common stock in connection with such merger, consolidation or combination (and if holders of shares of Class A common stock are entitled to make an election as to the amount or form of consideration that such holders shall receive in any such merger, consolidation or combination with respect to their shares of Class A common stock, then the holders of shares of Class C common stock shall be entitled to make the same election as to their shares of Class C common stock). In the event of any (i) tender or exchange offer to acquire any shares of Class A common stock or Class B common stock by any third party pursuant to an agreement to which we are a party; or (ii) any tender or exchange offer or any other redemption or repurchase by us to acquire any shares of Class A common stock or Class B common stock, the holders of shares of Class C common stock shall receive the same amount and form of consideration on a per share basis as the consideration received by holders of shares of Class A common stock (and if holders of shares of Class A common stock are entitled to make an election as to the amount or form of consideration that such holders shall receive in any such tender or exchange offer or other repurchase with respect to their shares of Class A common stock, then the holders of shares of Class C common stock shall be entitled to make the same election as to their shares of Class C common stock).

Listing

        Our Class C common stock is listed on the NYSE under the symbol "NYLD."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class C common stock is Computershare Shareowner Services, LLC.

Class D Common Stock

Voting Rights

        Each share of Class D common stock entitles the holder to 1/100th of one vote with respect to each matter presented to our stockholders on which the holders of Class D common stock are entitled to vote. Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval except as otherwise required by applicable law or the listing requirements of any exchange on which shares of our common stock are listed. Holders of shares of our Class D common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our second amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of shares of our Class A common stock, Class B common stock, Class C common stock, and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend and Liquidation Rights

        Holders of shares of our Class D common stock do not have any right to receive dividends, other than dividends payable solely in shares of Class D common stock in the event of payment of a dividend in shares of common stock payable to holders of our Class A common stock and Class C common stock, or to receive a distribution upon our liquidation or winding up except for their right to receive payment for the par value of their shares of Class D common stock in connection with our liquidation.

Mandatory Redemption

        Shares of Class D common stock are subject to redemption at a price per share equal to par value upon the conversion of Class D units of Yield LLC. Shares of Class D common stock so redeemed are automatically cancelled and are not available to be reissued.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock and Class C common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock and Class C common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Preferred Stock

        Under our second amended and restated certificate of incorporation, we will continue to be authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding.

        Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Corporate Opportunity

        As permitted under the DGCL, in our second amended and restated certificate of incorporation, we renounced any interest or expectancy in, or any offer of an opportunity to participate in, specified business opportunities that are presented to us or one or more of our officers, directors or stockholders. In recognition that directors, officers and/or employees of NRG may serve as our directors and/or officers, and NRG and its affiliates, not including us (the "NRG Entities") may engage in similar activities or lines of business that we do, our second amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the NRG Entities. Specifically, none of the NRG Entities will have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that a director or officer of any NRG Entity who also is one of our directors or officers acquires knowledge of a potential transaction or matter which may be a corporate opportunity for any of the NRG Entities and us, we will not have any expectancy in such corporate opportunity, and the director or officer will not have any duty to present such corporate opportunity to us and may pursue or acquire such corporate opportunity for himself/herself or direct such opportunity to another person. A corporate opportunity that an officer or director of ours who is also a director or officer of any of the NRG Entities acquires knowledge of will not belong to us unless the corporate opportunity at issue is expressly offered in writing to such person solely in his or her capacity as a director or officer of ours. In addition, even if a business opportunity is presented to an officer or director of any of the NRG Entities, the following corporate opportunities will not belong to us: (1) those we are not financially able, contractually permitted or legally able to undertake; (2) those not in our line of business; (3) those of no practical advantage to us; and (4) those in which we have no interest or reasonable expectancy. Except with respect to our directors and/or officers who are also directors and/or officers of any of the NRG Entities, the corporate opportunity doctrine applies as construed pursuant to applicable Delaware laws, without limitation.

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

        In addition to the disproportionate voting rights that NRG will have following this offering as a result of its ownership of our Class B common stock and Class D common stock, some provisions of Delaware law contain, and our second amended and restated certificate of incorporation and our second amended and restated bylaws described below contain, a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with superior voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Meetings and Elections of Directors

        Special Meetings of Stockholders.    Our second amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by our board of directors by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

        Elimination of Stockholder Action by Written Consent.    Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that holders of our common stock cannot act by written consent in lieu of a meeting.

        Vacancies.    Any vacancy occurring on our board of directors and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock.

Amendments

        Amendments of Certificate of Incorporation.    The provisions described above under "—Special Meetings of Stockholders," "—Elimination of Stockholder Action by Written Consent" and "—Vacancies" may be amended only by the affirmative vote of holders of at least two-thirds of the combined voting power of outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

        Amendment of Bylaws.    Our board of directors will have the power to make, alter, amend, change or repeal our bylaws or adopt new bylaws by the affirmative vote of a majority of the total number of directors then in office.

Notice Provisions Relating to Stockholder Proposals and Nominees

        Our second amended and restated bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.

        Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to our board of directors at an annual meeting of stockholders, or (iii) nominate a candidate for election to our board of directors at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to our corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.

        To be timely, a stockholder's notice must be received at our principal executive offices:

  •
  in the case of a nomination or other business in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed more than 70 days after the first anniversary of the preceding year's annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us;

  •
  in the case of a nomination in connection with a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

        With respect to special meetings of stockholders, our second amended and restated bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting.

Delaware Antitakeover Law

        We have opted out of Section 203 of the DGCL. However, our second amended and restated certificate of incorporation provides that in the event NRG and its affiliates cease to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

  •
  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  •
  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments

        Any amendments to our second amended and restated certificate of incorporation, subject to the rights of holders of our preferred stock, regarding the provisions thereof summarized under "—Corporate Opportunity" or "—Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws" will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of the material United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our Class A common stock as of the date of this prospectus. Except where noted, this summary deals only with shares of our Class A common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

        Except as modified for estate tax purposes, a "non-U.S. holder" means a beneficial owner of shares of our Class A common stock that is not for United States federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  any entity or arrangement treated as a partnership for United States federal income tax purposes;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date of the prospectus. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, "controlled foreign corporation," "passive foreign investment company," a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our Class A common stock that are different from those discussed below.

        If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisors.

        If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income, estate and gift tax consequences to you of the ownership and disposition of the shares of our common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

        We intend to pay cash distributions on shares of our Class A common stock for the foreseeable future. Distributions on our Class A common stock will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

        The gross amount of dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business carried on by a non-U.S. holder within the United States generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise). To obtain the exemption from withholding on effectively connected income, a non-U.S. holder must provide us, our paying agent or other applicable withholding agent with a properly executed IRS Form W-8ECI (or successor form) prior to the payment of the dividend. A corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

        A non-U.S. holder of shares of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. A non-U.S. holder who provides us, our paying agent or other applicable withholding agent with an IRS Form W-8BEN, Form W-8ECI or other form must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        It is possible that a distribution made to a non-U.S. holder may be subject to over-withholding because, for example, at the time of the distribution we or the relevant withholding agent may not be able to determine how much of the distribution constitutes dividends or the proper documentation establishing the benefits of any applicable treaty has not been properly supplied. If there is any over-withholding on distributions made to a non-U.S. holder, such non-U.S. holder may obtain a refund of the over-withheld amount by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any over-withheld amounts.

Gain on Disposition of Shares of Our Class A Common Stock

        Any gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of shares of our Class A common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

  •
  our Class A common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" (a "USRPHC") for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our Class A common stock.

        In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of a non-U.S. holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, any gain, which may be offset by certain United States source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the United States under the Code. Such non-U.S. holder may be able to offset such tax by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder timely files U.S. federal income tax returns with respect to such losses.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets and because the definition of U.S. real property under the Code is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, as to which there can be no assurance, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period described above.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

        In addition, you may be subject to information reporting requirements and backup withholding tax with respect to dividends paid on, and the proceeds of disposition of, shares of our Class A common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our Class A common stock are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that you are not a U.S. person or you otherwise establish an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a "U.S.-related person"), information reporting and backup withholding tax generally will not apply.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that you are not a U.S. person or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Legislation Affecting Taxation of Class A Common Stock Held By or Through Foreign Entities

        Legislation enacted March 18, 2010 generally will impose a withholding tax of 30 percent on dividend income from our Class A common stock and the gross proceeds of a disposition of our Class A common stock paid to a "foreign financial institution" (as specially defined in the Code), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30 percent on dividend income from our Class A common stock and the gross proceeds of a disposition of our Class A common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10 percent of the entity. Under certain circumstances, a non-U.S. holder of our Class A common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a United States federal income tax return to claim such refunds or credits. This legislation generally is effective for dividend payments made after June 30, 2014, and for payments made in respect of gross proceeds from sales or other dispositions after December 31, 2016. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our Class A common stock.

Federal Estate Tax

        Shares of our Class A common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

SELLING STOCKHOLDERS

        We originally issued the 3.50% Convertible Notes in a transaction exempt from the registration requirements of the Securities Act. Selling stockholders, including their transferees, pledgees or donees or their successors (all of whom may be selling stockholders), may from time to time offer and sell pursuant to this prospectus any or all of the Class A common stock into which the 3.50% Convertible Notes are convertible or otherwise issuable on account of the notes. When we refer to the "selling stockholders" in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledges or donees or their successors.

        The table below sets forth the name of each selling stockholder, the number of shares of our Class A common stock issued or issuable upon conversion of the 3.50% Convertible Notes or otherwise issuable to the selling stockholder on account of the 3.50% Convertible Notes that may be offered pursuant to this prospectus. Unless set forth below, none of the selling stockholders has had within the past three years any material relationship with us or any of our predecessors or affiliates. The information is based on information provided by or on behalf of the selling stockholders to us in a selling stockholder questionnaire and is as of the date specified by the selling stockholders in such questionnaires. The selling stockholders may offer all, some or none of the Class A common stock into which the 3.50% Convertible Notes are convertible, if and when converted, as well as any other shares of our common stock issuable on account of the 3.50% Convertible Notes to the selling stockholders. We have assumed for purposes of the table below that the selling stockholders will sell all of their Class A common stock issuable upon conversion or otherwise on account of the notes pursuant to this prospectus and that any other shares of Class A common stock beneficially owned by the selling stockholders will continue to beneficially owned by them. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their 3.50% Convertible Notes since the date on which they provided the information regarding their 3.50% Convertible Notes in transactions exempt from the registration requirements of the Securities Act.

Selling Stockholder(1)	Principal Amount of Notes	Percentage of Notes Outstanding	Shares of Class A Common Stock Owned Prior to the Offering(2)	Shares of Class A Common Stock Offered	Shares of Class A Common Stock Owned After Completion of this Offering	Percentage of Class A Common Stock Owned After Completion of this Offering(3)
Allianz Selection Income and Growth	$200,000	*	8,592	8,592	—	—
AllianzGI Convertible Fund	$25,275,000	7.3%	1,085,924	1,085,924	—	—
AllianzGI NFJ Dividend, Interest & Premium Strategy Fund	$2,500,000	*	107,410	107,410	—	—
AQR Absolute Return Master Account, L.P.	$1,275,000	*	54,778	54,778	—	—
AQR Delta Master Account, L.P.	$8,250,000	2.4%	354,456	354,456	—	—
AQR DELTA Sapphire Fund, L.P.	$725,000	*	31,148	31,148	—	—
AQR Delta XN Master Account, L.P.	$2,400,000	*	103,114	103,114	—	—
AQR Funds—AQR Diversified Arbitrage Fund	$17,600,000	5.1%	756,172	756,172	—	—
AQR Funds—AQR Multi-Strategy Alternative Fund	$2,925,000	*	125,670	125,670	—	—
AQR Opportunistic Premium Offshore Fund, L.P.	$1,475,000	*	63,372	63,372	—	—
Arkansas Teacher Retirement System	$4,820,000	1.4%	207,088	207,088	—	—
Baptist Health South Florida Inc.	$1,460,000	*	62,728	62,728	—	—
BlueMountain Credit Alternatives Master Fund L.P.	$9,100,000	2.6%	390,976	390,976	—	—
BlueMountain Equity Alternatives Master Fund L.P.	$950,000	*	40,816	40,816	—	—
BlueMountain Guadalupe Peak Fund L.P.	$440,000	*	18,904	18,904	—	—
BlueMountain Kicking Horse Fund L.P.	$334,000	*	14,350	14,350	—	—
BlueMountain Long/Short Credit Master Fund L.P.	$1,503,000	*	64,574	64,574	—	—
BlueMountain Montenver Master Fund SCA SICAV-SIF	$1,145,000	*	49,194	49,194	—	—
BlueMountain Timberline Ltd.	$528,000	*	22,684	22,684	—	—
Citadel Equity Fund Ltd.	$10,000,000	2.9%	429,644	429,644	—	—
City of Philadelphia Public Employees Retirement System	$1,095,000	*	47,046	47,046	—	—
CNH CA Master Account, L.P.	$2,200,000	*	94,520	94,520	—	—
Fairway Fund Limited	$829,000	*	35,616	35,616	—	—
Fidelity Advisor Series I: Fidelity Advisor Equity Income Fund—High Yield & Converts Sub	$2,600,000	*	111,706	111,706	—	—
Fidelity Convertible Securities Investment Trust	$24,050,000	7.0%	1,033,292	1,033,292	—	—
Fidelity Devonshire Trust: Fidelity Equity-Income Fund—High Yield/Convertible Sub-portfolio	$10,200,000	*	438,236	438,236	—	—
Fidelity Salem Street Trust: Fidelity Strategic Dividend & Income Fund—Convertibles Sub	$12,340,000	3.6%	530,180	530,180	—	—
Fidelity Tactical High Income Fund—Tactical Sub	$520,000	*	22,340	22,340	—	—
Fidelity Tactical High Income Fund (valuation account for FCTHIGR/ F61500)	$520,000	*	22,340	22,340	—	—
FIMM LLC—Multi Asset Income Pilot Portfolio—Tactical Sub	$50,000	*	2,148	2,148	—	—
Fore Multi Strategy Master Fund, Ltd.	14,521,000	4.2%	623,886	623,886	—	—
Lockheed Martin Corporation Master Retirement Trust	$2,460,000	*	105,692	105,692	—	—
Maryland State Retirement and Pension System	$205,000	*	8,806	8,806	—	—
Nicholas Investment Partners, L.P.	$1,835,000	*	78,838	78,838	—	—

Selling Stockholder(1)	Principal Amount of Notes	Percentage of Notes Outstanding	Shares of Class A Common Stock Owned Prior to the Offering(2)	Shares of Class A Common Stock Offered	Shares of Class A Common Stock Owned After Completion of this Offering	Percentage of Class A Common Stock Owned After Completion of this Offering(3)
Nicholas Investment Partners Convertibles Fund LP	$120,000	*	5,154	5,154	—	—
Pension Reserves Investment Trust (PRIT) Fund High Yield Portfolio	$1,700,000	*	73,038	73,038	—	—
Principal Funds, Inc., solely on behalf of the Global Multi-Strategy Fund (AQR investment sleeve)	$550,000	*	23,630	23,630	—	—
San Diego City Employees' Retirement System	$2,145,000	*	92,158	92,158	—	—
San Diego County Employees Retirement Association	$2,760,000	*	118,580	118,580	—	—
Sunrise Partners Limited Partnership	$2,500,000	*	107,516	107,410	106	*
Trustmark Life Insurance Company	$505,000	*	21,696	21,696	—	—
Variable Insurance Products Fund: Equity-Income—HY & Converts Sub-portfolio	$6,710,000	1.9%	288,290	288,290	—	—
Virginia Retirement System	$3,095,000	*	132,974	132,974	—	—

*
Less than 1%.

(1)
Information regarding the selling stockholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

(2)
Assumes for each $1,000 in principal amount of notes a maximum of 54.7794 shares of Class A common stock could be received upon conversion or otherwise on account of the notes. The conversion rate is subject to adjustment as described in the indenture. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from the conversion of the notes.

(3)
Based on an estimate of 34,586,250 shares of Class A common stock outstanding as of May 29, 2015. In calculating this amount for each holder, we treated as outstanding the number of shares of Class A common stock issuable on account of all of that holder's notes, but we did not assume conversion of any other holder's notes.

        Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. Similarly, holders of 3.50% Convertible Notes not identified in this prospectus as selling stockholders may be identified, and corresponding information regarding an offer of Class A common stock by them included, in supplements to this prospectus if and when necessary.

        In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease. The conversion rate for the 3.50% Convertible Notes initially equals 42.9644 shares of common stock per $1,000 in principal amount of 3.50% Convertible Notes. The conversion rate is subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. The indenture governing the 3.50% Convertible Notes provides, among other things, that the conversion rate will be adjusted:

  •
  if we issue solely shares of our common stock as a dividend or distribution on all or substantially all of the shares of our common stock, or if we effect a share split or share combination of our common stock;

  •
  if we issue to all or substantially all holders of our common stock certain rights, options or warrants;

  •
  for distributions by us of shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock which are not otherwise adjusted for pursuant to the other adjustment provisions of the indenture;

  •
  with respect to certain "spin off" transactions;

  •
  for cash dividends or distributions by us to all or substantially all holders of the outstanding common stock (other than a regular quarterly cash dividend that does not exceed the a specified threshold); or

  •
  if we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock (other than distributions paid exclusively in cash or an odd lot tender offer), to the extent that the per share consideration paid exceeds a specified amount.

        In addition, upon the occurrence of a make-whole fundamental change (as defined in the indenture), we will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its 3.50% Convertible Notes in connection with such make-whole fundamental change. A "make-whole fundamental change" includes:

  •
  if a "person" or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), other than NRG Energy, Inc. or any of its subsidiaries, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of all classes of our common equity; and

  •
  if our stockholders approve any plan or proposal for the liquidation or dissolution of us (other than certain reclassifications, recapitalizations or other changes in our common stock, share exchanges, consolidations, mergers or similar events and sales, leases or other transfers in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole).

Notwithstanding the foregoing, in no event will the conversion rate be increased in excess of 54.7794 shares per $1,000 principal amount of 3.50% Convertible Notes as a result of a "make-whole fundamental change."

PLAN OF DISTRIBUTION

        We are registering the shares of Class A common stock issuable to the selling stockholders upon conversion of the 3.50% Convertible Notes or otherwise issued or issuable to the selling stockholders pursuant to the terms of the indenture to permit the resale of such shares of Class A common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A common stock. We will bear all fees and expenses incident to our obligation to register the shares Class A common stock in this offering.

        The selling stockholders may sell all or a portion of the shares of Class A common stock beneficially owned by them and offered hereby from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares of Class A common stock:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        In no event may such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of NRG Yield, Inc.

        The selling stockholders also may resell all or a portion of the shares of Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

        In connection with sales of the shares of Class A common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Class A common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling stockholders may deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Class A common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the the Class A common stock. If required, the specific shares of our Class A common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker-dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        Under the securities laws of some states, the notes and/or the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

        We entered into a registration rights agreement for the benefit of the holders of the 3.50% Convertible Notes to register the shares of our Class A common stock into which the 3.50% Convertible Notes are convertible under applicable federal securities laws under specific circumstances and specific times. We will pay all expenses of the registration of the shares of Class A common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

 LEGAL MATTERS

        Certain legal matters with respect to the securities offered in this prospectus have been passed upon by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements and schedule of NRG Yield, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the prospectus, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, except as they relate to GCE Holding LLC as of December 31, 2012 which have been audited by another independent registered public accounting firm, incorporated by reference herein, and upon authority of said firms as experts in accounting and auditing.

        The financial statements of GCE Holding LLC at December 31, 2012 and for the year ended December 31, 2012 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of NRG Yield, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to GCE Holding LLC's related party transactions as described in the "Related Party Transaction" note to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference in this prospectus by reference to our Current Report on Form 8-K/A, filed with the SEC on October 14, 2014, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm in accounting and auditing.

        The financial statements of Laredo Ridge Wind, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon given on the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of WCEP Holdings, LLC as of December 31, 2013, and for the year ended December 31, 2013, have been incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Tapestry Wind, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 16, 2015, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Combined Financial Statements

        On August 12, 2014, we acquired the Alta Wind Portfolio and on January 2, 2015, we acquired Walnut Creek, Laredo Ridge and the Tapestry projects, or the EME-NYLD-Eligible Assets, from NRG. On June 30, 2014, we acquired El Segundo, TA High Desert and Kansas South, or the Acquired ROFO Assets, from NRG. The acquisitions of the EME-NYLD-Eligible Assets and the Acquired ROFO Assets, or collectively, the Drop Down Assets, was accounted for in accordance with ASC 850-50, Business Combinations—Related Issues, where the assets and liabilities transferred to us relate to interests under common control by NRG and accordingly, were recorded at historical cost. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, our consolidated financial statements reflect the transfers as if they had taken place from the beginning of the financial statements period, or from the date the entities were under common control, which was January 1, 2013 for El Segundo, May 13, 2013, for Kansas South, March 28, 2013, for TA High Desert and April 1, 2014, for Laredo Ridge, Walnut Creek and Tapestry. For Kansas South, TA High Desert, Laredo Ridge, Walnut Creek and Tapestry, the dates represent the dates these entities were acquired by NRG.

        The Unaudited Pro Forma Consolidated Combined Income Statement (the "pro forma income statement") combines our historical consolidated income statement, the pre-acquisition income statements of the EME-NYLD-Eligible Assets, and the pre-acquisition combined income statement of the Alta Wind Portfolio ("Alta"), to illustrate the potential effect of the above mentioned transactions. The balance sheet as of December 31, 2014 incorporated by reference in this prospectus supplement reflects the acquisitions of the Alta Wind Portfolio and the EME-NYLD-Eligible Assets and accordingly, only the pro forma income statement is presented below. The pro forma income statement was based on the:

  •
  accompanying notes to the Unaudited Pro Forma Consolidated Combined Financial Statements;

  •
  our consolidated financial statements for the year ended December 31, 2014 and notes relating thereto;

  •
  combined financial statements of the Alta Wind Portfolio for the period from January 1, 2014 through August 12, 2014; and

  •
  financial statements of the operating subsidiaries of Laredo Ridge Wind, LLC; Tapestry Wind, LLC; and WCEP Holdings, LLC for the year ended December 31, 2014 and the notes thereto, incorporated by reference in this prospectus supplement.

        The pro forma income statement should also be read in conjunction with the following financial statements incorporated by reference in this prospectus supplement:

  •
  our consolidated financial statements for the year ended December 31, 2013 and notes relating thereto;

  •
  combined financial statements of the Alta Wind Portfolio for the year ended December 31, 2013 and for the six months ended June 30, 2014 and the note relating thereto; and

  •
  financial statements of the operating subsidiaries of Laredo Ridge Wind, LLC; Tapestry Wind, LLC; and WCEP Holdings, LLC for the year ended December 31, 2013 and the notes thereto.

        The historical consolidated income statement has been adjusted in the pro forma income statement to give effect to pro forma events that are (1) directly attributable to the Alta Wind Portfolio and the EME-NYLD-Eligible Assets transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The pro forma income statement for the year ended

December 31, 2014 gives effect to the acquisitions and the stock split as if they occurred on January 1, 2014.

        As described in the accompanying notes, the pro forma income statement has been prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. The acquisition of the EME-NYLD-Eligible Assets was accounted as a transfer of entities under common control and the purchase price was allocated to the carrying values of the assets acquired and liabilities assumed as of the date of the acquisition.

        The impact of the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma income statement and the combined company's future results of operations and financial position. The pro forma income statement has been presented for informational purposes only and is not necessarily indicative of what the combined company's results of operations would have been had the acquisitions of the EME-NYLD-Eligible Assets and the Alta Wind Portfolio been completed on the dates indicated. We could incur significant costs to integrate the businesses. The pro forma income statement does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma income statement does not purport to project the future results of operations of the combined company.

 Unaudited Pro Forma Combined Consolidated Income Statement
For the Year Ended December 31, 2014

	NRG Yield, Inc. As Recast		Alta Wind Portfolio Pre- Acquisition(a)	Pro Forma Adjustments Alta Wind Portfolio		EME-NYLD-Eligible Assets Pre- Acquisition(b)	Pro Forma Adjustments EME-NYLD-Eligible Assets		Pro Forma Combined
	(in millions)
Operating revenues
Total operating revenues	$689		$158	$(26	)(c)	$32	$(5	)(c)(h)	$848
Operating Costs and Expenses
Cost of operations	239		36	—		9	—		284
Depreciation and amortization	166		35	1	(d)	14	(4)	(d)	212
General and administrative- affiliate	8		3	—		—	—		11
Acquisition-related transaction and integration costs	4		—	—		—	—		4

Total operating costs and expenses	417		74	1		23	(4)		511
Operating Income	272		84	(27)		9	(1)		337
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	27		—	—		—	—		27
Other income, net	3		—	—		—	—		3
Interest expense	(186)		(77)	(16	)(e)	(10)	(5	)(i)	(294)

Total other expense	(156)		(77)	(16)		(10)	(5)		(264)

Net Income Before Taxes	116		7	(43)		(1)	(6)		73
Income tax expense (benefit)	4			(6	)(f)	—	4	(j)	2

Net Income	112		7	(37)		(1)	(10)		71

Less: Pre-acquisition net income of Drop Down Assets	48		—	—		—	(31	)(k)	17

Net Income Excluding Pre-acquisition Net Income of Drop Down Assets	64		7	(37)		(1)	21		54

Less: Income attributable to NRG	48		—	(20	)(g)	—	13	(l)	41

Net Income Attributable to NRG Yield, Inc.	16		7	(17)		(1)	8		13

Earnings per share attributable to Class A common stockholders:
Basic and dilute weighted average number of Class A common shares outstanding	28	(n)					4	(m)	32	(n)
Basic and diluted earnings per Class A common share	$0.30	(n)							$0.21	(n)

Earnings per share attributable to Class C common stockholders:
Basic and diluted weighted average number of Class C common shares outstanding	28	(n)					4	(m)	32	(n)
Basic and diluted earnings per Class C common share	$0.30	(n)							$0.21	(n)

Notes to the Unaudited Pro Forma Condensed Combined Income Statement

(a)
Represents Alta Wind Portfolio's operating results for the period from January 1, 2014 through August 12, 2014, the date of the acquisition.

(b)
Represents the results of the EME-NYLD-Eligible Assets for the period from January 1, 2014 through March 31, 2014, prior to the acquisition of the EME-NYLD-Eligible Assets by NRG.

(c)
Represents additional amortization expense resulting from the intangible asset value associated with the acquired power purchase agreements, or PPAs. The terms of the PPAs range from 21 to 27 years.

(d)
Represents the change in depreciation expense resulting from recording the property, plant and equipment at acquisition date fair value. The remaining useful lives of the property, plant and equipment range from 2 to 27 years.

(e)
Reflects the estimated increase in interest expense pertaining to $500 million of senior notes that we issued on August 5, 2014 at an interest rate of 5.375%. The increase represents the interest that would have been incurred from January 1, 2014 through August 4, 2014.

(f)
Represents the tax impact of the pro forma adjustments for the acquisition of the Alta Wind Portfolio.

(g)
Represents the adjustment to record noncontrolling interest associated with the impact of the acquisition of the Alta Wind Portfolio.

(h)
Reflects an adjustment to conform EME's policy for recording the receipt of cash grants as deferred revenue to the Company's policy of reducing the value of the related property, plant and equipment. EME had recorded revenue related to these cash grants of $2 million for the pre-acquisition period from January 1, 2014 through March 31, 2014.

(i)
Represents the estimated increase in interest expense associated with borrowings by us in connection with the acquisition of the EME-NYLD-Eligible Assets. We borrowed $210 million on our line of credit at a rate of L+2.25%.

(j)
Represents the tax impact of the pro forma adjustments for the EME-NYLD-Eligible Assets.

(k)
Represents the effect of presenting the EME-NYLD-Eligible Assets as if they were acquired on January 1, 2014.

(l)
Represents the adjustment to record noncontrolling interest associated with the impact of the EME-NYLD-Eligible Assets.

(m)
Represents the issuance of Class A common shares to fund the acquisition of the Alta Wind Portfolio.

(n)
Represents the impact of the stock split, in connection with which each outstanding share of Class A common stock was split into one share of Class A common stock and one share of Class C common stock.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a Registration Statement on Form S-3 under the Securities Act, which we have filed with the SEC to register the shares of Class A common stock offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information regarding us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's internet website at http://www.sec.gov and on our website at http://www.nrgyield.com. Information contained on our internet website is not a part of this prospectus, any prospectus supplement or any related free writing prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus or any prospectus supplement or free writing prospectus by referring you to those documents. The information incorporated by reference is considered part of this prospectus and any applicable prospectus supplement and later information that we file with the SEC will automatically update and may supersede this information and any information in any prospectus supplement and any related free writing prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a later statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus or any prospectus supplement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 27, 2015;

  •
  our Proxy Statement on Schedule 14A filed on March 26, 2015;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 8, 2015; and

  •
  our Current Reports on Form 8-K (and amendments thereto) filed on October 14, 2014, January 6, 2015, January 16, 2015, February 27, 2015, March 9, 2015, March 12, 2015, April 15, 2015, April 16, 2015, May 5, 2015, May 8, 2015, May 15, 2015 and May 22, 2015.

        We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Investor Relations
NRG Yield, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500

18,898,893 Shares
Class A Common Stock

NRG Yield, Inc.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

May 29, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses (other than SEC registration fee expenses) to be incurred by the Company in connection with the issuance and distribution of the securities registered under this registration statement.

SEC registration fee	$51,738.97
Printing expenses	$20,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$80,000
Miscellaneous expenses	$10,000

Total	$261,738.97

Item 15.    Indemnification of Directors and Officers.

        The Certificate of Incorporation of the Company provides that the Company's directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit.

        The Bylaws of the Company and DGCL Section 145 together provide that the Company may indemnify its present or former directors and officers, as well as other employees and individuals (each an "Indemnified Party", and collectively, "Indemnified Parties"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a "derivative action"), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the Company may only indemnify an Indemnified Party for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the Company. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation's charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise. The Certificate of Incorporation and Bylaws of the Company also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        The Company maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing. The Company also maintains an employed lawyers' insurance policy for employees (including officers) that are licensed to practice law ("counsel").

        The Company has entered into indemnification agreements with certain of its directors, officers, and counsel. Under the indemnification agreements, the Company agreed to indemnify each indemnified party, subject to certain limitations, to the maximum extent permitted by Delaware law against all litigation costs, including attorneys' fees and expenses, and losses, in connection with any proceeding to which the indemnified party is a party, or is threatened to be made a party, by reason of the fact that the indemnified party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another entity related to the business of the Company. The indemnification agreements also provide (i) for the advancement of expenses by the Company, subject to certain conditions, (ii) a procedure for determining an indemnified party's entitlement to indemnification and (iii) for certain remedies for the indemnified party. In addition, the indemnification agreements require the Company to cover the indemnified party under any directors' and officers' insurance policy or, with respect to counsel, under any employed lawyers insurance policy, maintained by the Company.

Item 16.    Exhibits.

        See the Exhibit Index which is incorporated into this registration statement by reference.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, State of New Jersey, on May 29, 2015.

NRG Yield, Inc.
By:	/s/ BRIAN E. CURCI
	Name:	Brian E. Curci
	Title:	Secretary

        Each person whose signature appears below constitutes and appoints David R. Hill and Brian E. Curci, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID CRANE David Crane	President and Chief Executive Officer (principal executive officer) and Director	May 29, 2015
/s/ KIRKLAND B. ANDREWS Kirkland B. Andrews	Executive Vice President and Chief Financial Officer (principal financial officer) and Director	May 29, 2015
/s/ DAVID CALLEN David Callen	Vice President and Chief Accounting Officer (principal accounting officer)	May 29, 2015
/s/ JOHN F. CHLEBOWSKI John F. Chlebowski	Director	May 29, 2015
/s/ MAURICIO GUTIERREZ Mauricio Gutierrez	Director	May 29, 2015

Signature	Title	Date

/s/ FERRELL P. MCCLEAN Ferrell P. McClean	Director	May 29, 2015
/s/ CHRISTOPHER S. SOTOS Christopher S. Sotos	Director	May 29, 2015
/s/ BRIAN R. FORD Brian R. Ford	Director	May 29, 2015

Schedule of Exhibits

3.1		Second Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to NRG Yield Inc.'s Current Report on Form 8-K filed on May 15, 2015, SEC File No. 001-36002).

3.2		Second Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to NRG Yield Inc.'s Current Report on Form 8-K filed on July 26, 2013, SEC File No. 001-36002).

5.1	*	Opinion of Kirkland & Ellis LLP

10.1	*	Purchase Agreement, dated February 5, 2014, among the Company, the guarantors named therein and the purchasers named therein.

23.1	*	Consent of KPMG LLP, independent registered public accounting firm with respect to the audited financials of NRG Yield, Inc.

23.2	*	Consent of PricewaterhouseCoopers LLP, independent auditors with respect to the audited financials of GCE Holding LLC.

23.3	*	Consent of KPMG LLP, independent auditors with respect to the audited financials of the Alta Wind Portfolio of Terra-Gen Power, LLC.

23.4	*	Consent of KPMG LLP, independent auditors with respect to the audited financial statements of Laredo Ridge Wind, LLC.

23.5	*	Consent of KPMG LLP, independent auditors with respect to the audited financial statements of WCEP Holdings, LLC.

23.6	*	Consent of KPMG LLP, independent auditors with respect to the audited financial statements of Tapestry Wind, LLC.

23.7	*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	*	Powers of Attorney (included in signature pages).

*
Indicates documents filed herewith.